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                                                                    Exhibit 99.1

                     JMXI, INC. ANNOUNCES PLANS TO DISSOLVE

NEW YORK, NEW YORK -- April 2, 2003 -- JMXI, Inc. (OTCBB: JMXI) announced today that the Company intends to file a Certificate of Dissolution with the Secretary of the State of Delaware on or before May 1, 2003, in accordance with the Company's Plan of Liquidation and Dissolution, as approved and adopted by the Company's stockholders on July 31, 2002. Upon the filing of the Certificate of Dissolution and its effectiveness, the Company will be dissolved and the Company shall close is stock transfer books and the Company's common stock shall cease trading. Thereafter, the Company's common stock will no longer be transferable, except by will, intestate successor or operation of law.

At the time of dissolution, the Company expects to make an initial cash liquidating distribution to its stockholders of record as of date yet to be determined by the Company's board of directors. The amount of the initial cash distribution will be determined by the Company's board of directors after it has received an audit report from the Company's independent public accountants of the Company's net assets. After the initial cash distribution is paid to stockholders, all of JMXI's remaining assets and liabilities will be transferred into the newly formed JMXI Liquidating Trust. Stockholders of record as the record date will automatically receive an uncertificated interest in the JMXI Liquidating Trust, equal to their pro-rata ownership interest in JMXI. Interests in the Liquidating Trust will not be listed on any stock exchange and will not be exchangeable or transferable, except by operation of law. One or more subsequent distributions to holders of interests in the Liquidating Trust may be made during the course of, or upon the completion of, the wind down period as liabilities are settled and in accordance with Delaware law.

On March 6, 2003, the Company submitted a request for an exemptive order pursuant to Section 12(h) of the Securities Exchange Act of 1934, as amended, with the Office of the Chief Counsel of the Securities and Exchange Commission seeking relief from the Company's periodic reporting obligations pursuant to
Section 13 of the Exchange Act, or, in the alternative, that the SEC take no action if the Company suspends is obligations to hereafter file any periodic reports thereunder, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, pending its final dissolution and liquidation. Material developments will continue to be reported on Form 8-K. The Company has been informed by the SEC that it is in the process of reviewing the Company's request.

This press release contains forward-looking statements that predict or indicate future events that do not relate to historical matters. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan" and similar expressions are intended to identify forward looking statements. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond our control. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the timing of the liquidation and dissolution activities, the determination of the SEC with respect to the Company's request for exemptive relief, whether any claims are brought against JMXI or the Liquidating Trust that may reduce the amount of the liquidating distribution and whether the Liquidating Trust is able to settle outstanding liabilities in amounts that will enable to provide liquidating distributions to beneficiaries of the Trust.

You should also read the risk factors that are discussed in JMXI's periodic reports filed with the Securities and Exchange Commission, including the risk factors that are contained in JMXI's Form 10-Q for the quarter ended September 30, 2002. You should be aware that the risk factors contained in that Form 10-Q may not be exhaustive. Therefore, we recommend that you read the information in that 10-Q





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together with other reports and documents that we file with the SEC from time to time, including our Forms 8-K, which may supplement, modify, supersede or update those risk factors. JMXI assumes no obligation to update the forward-looking statements included in this press release.

For further information, please contact Jonathan Anderson at janderson@jmm.com.